{Letterhead of Sutherland Asbill & Brennan LLP}

STEPHEN E. ROTH
DIRECT LINE: 202.383.0158
Internet: sroth@sablaw.com





April 30, 2003

Board of Directors
The Union Central Life
   Insurance Company
1876 Waycross Road
P.O. Box 40888
Cincinnati, OH  45240

Re:  Carillon Life Account

Ladies and Gentlemen:
We consent to the reference to our firm under the heading "Legal Matters" in the statement of additional information included in Post-Effective Amendment No. 12 to the Registration Statement on Form N-6 for certain individual flexible premium variable universal life insurance policies issued through Carillon Life Account of The Union Central Life Insurance Company (File No. 33-94858). In giving this consent, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933.

Very truly yours,

SUTHERLAND ASBILL & BRENNAN LLP

/s/ Stephen E. Roth

By:  Stephen E. Roth